Exhibit 99.1

j2 Global, Inc.’s Ziff Davis Announces Agreement to Acquire Everyday Health

NEW YORK—(BUSINESS WIRE)— j2 Global, Inc. and Ziff Davis, LLC, a leading digital media company in the technology, gaming and lifestyle categories, today announced that Ziff Davis has entered into a definitive merger agreement to acquire Everyday Health, Inc. (NYSE: EVDY), a leading provider of digital health marketing and communications solutions. Under the terms of the agreement, Ziff Davis will acquire Everyday Health for $10.50 per share in cash, representing an approximate enterprise value of $465 million. Ziff Davis comprises the Digital Media Division of j2 Global, Inc.

Under the terms of the merger agreement, Ziff Davis will commence a tender offer to acquire all of the outstanding shares of Everyday Health for $10.50 per share in cash followed by a merger in which each remaining untendered share of Everyday Health common stock would be converted into the right to receive the same $10.50 cash per share consideration as in the tender offer. The transaction is conditioned upon satisfaction of the minimum tender condition, which requires that shares representing more than 50 percent of Everyday Health’s common shares be tendered, and is subject to regulatory approvals and other customary closing conditions.

Information About Forward-Looking Statements

This document contains forward-looking statements. These statements are based on j2’s estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning j2’s possible or assumed future results of operations and the transactions contemplated by the merger agreement. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. j2’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the risk that the acquisition will not close when expected or at all; the risk that Ziff Davis’ business and/or Everyday Health’s business will be adversely impacted during the pendency of or following the acquisition and the risk that the operations of the two companies will not be integrated successfully. For a further list and description of these and other important risks and uncertainties that may affect j2’s future operations, see Part II, Item 1A – “Risk Factors” of the Quarterly Reports on Form 10-Q (if any) j2 has filed or will file hereafter and in Part I, Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 (together, the “Risk Factors”), and the factors discussed in the sections in j2’s Quarterly Reports on Form 10-Q entitled “Quantitative and Qualitative Disclosures About Market Risk.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. j2 undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the Risk Factors and the risk factors set forth in other documents j2 files from time to time with the United States Securities and Exchange Commission (the “SEC”).

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Everyday Health or any other securities. This communication is for informational purposes only. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC. The offer to purchase shares of Everyday Health common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Purchaser, a wholly owned subsidiary of Ziff Davis and Ziff Davis, and the solicitation/recommendation statement will be filed with the SEC by Everyday Health. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement.

About Ziff Davis, LLC

Ziff Davis, a subsidiary of j2 Global, Inc., is a leading global digital-media company operating in the technology, gaming, entertainment and lifestyle verticals. Its brands – IGN, PCMag, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, TechBargains, emedia and Salesify – produce and distribute premium content across multiple platforms and devices. It delivers advertising, performance marketing and licensing solutions to thousands of clients worldwide.

About j2 Global

j2 Global, Inc. provides Internet services through two divisions: Business Cloud Services and Digital Media. The Business Cloud Services Division offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe®, Livedrive®, Onebox®, and LiveVault®, and operates a messaging network spanning 50 countries on six continents. The Digital Media Division offers technology, gaming and lifestyle content through its digital properties, which include IGN, PCMag, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, TechBargains, emedia and Salesify. As of December 31, 2015, j2 had achieved 20 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

About Everyday Health, Inc.

Everyday Health, Inc. (NYSE: EVDY) is a leading provider of digital health marketing and communications solutions. Everyday Health attracts a large and engaged audience of consumers and healthcare professionals to its premier health and wellness properties, and utilizes its data and analytics expertise to deliver highly personalized content experiences and efficient and effective marketing and engagement solutions. Everyday Health enables consumers to manage their daily health and wellness needs, healthcare professionals to stay informed and make better decisions for their patients, and marketers, health payers and providers to communicate and engage with consumers and healthcare professionals to drive better health outcomes. Everyday Health’s content and solutions are delivered through multiple channels, including desktop, mobile web, and mobile phone and tablet applications, as well as video and social media.

Contacts

j2 Global, Inc.

Laura Hinson, 800-577-1790

press@j2.com

Source: j2 Global, Inc.

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